Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Willdan Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-217356, No. 333-219133, No. 333-219129, No. 333-139127, No. 333-152951, No. 333-168787, No. 333-184823 and No. 333-212907) on Forms S-3 and S-8 of Willdan Group, Inc. of our report dated March 9, 2018, except as to notes 2 (Segment Information and Contract Accounting), 4, and 13, which is as of October 3, 2018, with respect to the consolidated balance sheet of Willdan Group, Inc. as of December 29, 2017, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 29, 2017 and December 30, 2016, and the related notes, which report appears in this Annual Report on Form 10-K of Willdan Group, Inc.

/s/ KPMG LLP

Irvine, California
March 7, 2019